UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4 )*

                           CTI Industries Corporation
                                (Name of Issuer)

                          Common Stock, $.195 Par Value
                         (Title of Class of Securities)

                                   125961 30 0
                                 (CUSIP Number)

                                  March 5, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 125961 30 0                13G                       Page 2 of 5 Pages

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Frances Ann Rohlen

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER

         NUMBER OF            51,170

          SHARES          ------------------------------------------------------
                          6   SHARED VOTING POWER
       BENEFICIALLY
                              91,575
         OWNED BY
                          ------------------------------------------------------
           EACH           7   SOLE DISPOSITIVE POWER

         REPORTING            51,170

          PERSON          ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
          WITH
                              91,575
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    142,745**
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    15.3%**
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

** 51,170 registered, publicly traded shares of the issuer's common stock owned by the reporting person (approximately 6% of all such publicly traded shares).

CUSIP NO. 125961 30 0                13G                       Page 3 of 5 Pages


ITEM 1.

     (a)  Name of Issuer
               CTI Industries Corporation

     (b)  Address of Issuer's Principal Executive Offices
               22160 North Pepper Road
               Barrington, Illinois 60010

ITEM 2

     (a)  Name of Person Filing
               Frances Ann Rohlen

     (b) Address of principal Business Office or, if none, Residence 22160 North Pepper Road
               Barrington, Illinois 60010

     (c)  Citizenship
               United States

     (d)  Title of Class of Securities
               Common Stock, $.195 Par Value

     (e)  CUSIP Number
               125961 30 0

ITEM 3

     N/A

ITEM 4  OWNERSHIP

     (a)  Amount Beneficially Owned
               142,745**

     (b)  Percent of Class
               15.3%**

** 51,170 registered, publicly trades shares of the issuer's common stock owned by the reporting person (approximately 6% of all such publicly traded shares).

CUSIP NO. 125961 30 0                13G                       Page 4 of 5 Pages


     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote
                    51,170

          (ii)  shared power to vote or to direct the vote
                    91,575

          (iii) sole power to dispose or to direct the disposition of
                    51,170

          (iv)  shared power to dispose or to direct the disposition of
                    91,575

ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          N/A

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
        ANOTHER PERSON.

          N/A

ITEM 7  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
        ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
        HOLDING COMPANY.

          N/A

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
        GROUP.

          N/A

ITEM 9  NOTICE OF DISSOLUTION OF GROUP.

          N/A

ITEM 10 CERTIFICATION.

          N/A

CUSIP NO. 125961 30 0                13G                       Page 5 of 5 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.


                                        March 14, 2001
                                        --------------------------
                                        Date


                                        /s/ Frances Ann Rohlen
                                        ------------------------------------
                                        Frances Ann Rohlen